EXHIBIT 99.1

MEDIA RELEASE
www.Safebrain.ca

SafeBrain Systems Inc. Announces New Board of Directors Appointment

CALGARY, Alberta March, 18, 2014 - SafeBrain Systems Inc. (OTCBB:SFBR) is pleased to announce the appointment of Dr. Marty Mrazik to its Board of Directors, effective immediately.

"We are thrilled to welcome Dr. Mrazik to the Board of Directors at SafeBrain Systems. Dr. Mrazik brings remarkable credentials in his field, as well as a personal commitment to see the end of preventable head injuries in sport," said Michael Scott, President and CEO, Safebrain Systems Inc. "We have continued to work tirelessly to not only create a superior product but also have the best possible team working with SafeBrain, Dr. Mrazik personifies SafeBrain's vision."

"I am very pleased to be joining Safebrain and I know that the company will have a significant impact on the management and research of sport concussions" said Dr. Marty Mrazik. "I look forward to working with a strong board to plan strategic initiatives in the coming months."

Safebrain sensor technology includes a gyroscope to measure the rotational component of a hit, an accelerometer to measure acceleration force and accompanying software that tracks impact information for an athlete's full career. Currently, all components are undergoing exhaustive testing to ensure the delivery of highly accurate data for coaches, athletes and medical health providers.

Appointment Details

Dr. Marty Mrazik, Board of Directors -- Dr. Mrazik brings a vast knowledge of clinical neuropsychology to SafeBrain's Board of Directors. Currently an associate professor of Educational Psychology at the University of Alberta, Dr. Mrazik has researched the impact of concussions on neurocognitive functioning and the psychosocial impacts of sports-related head injuries in athletes of all ages. Dr. Mrazik's professional affiliations include the National Academy of Neuropsychology (NAN), Canadian Psychological Association (CPA), American Psychological Association (APA), College of Alberta Psychologists (CAP) and the Sports Neuropsychology Society (SNS).

About SafeBrain Systems, Inc.

With so much national and international publicity focused on head trauma in sports these days, primarily concussions, SafeBrain is working to become a strong leader in concussion awareness technology. SafeBrain's product has been proven in team use and is backed by scientific evidence as a state of the art detection and preventative concussion exposure technology. SafeBrain is marketing to all football and hockey teams starting at the novice level through major junior and professional levels and will also be marketing to individuals and teams in other sports, such as skateboarding, skiing, biking, BMX freestyle, motocross, sport racing and lacrosse.

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements, which are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, risks set forth in documents filed by the Company from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by, or on behalf of the Company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Visit the website at http://www.Safebrain.ca